SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 3 )*

          ARISTA INVESTORS CORP.
(Name of Issuer)

          CLASS A COMMON STOCK
(Title of Class of Securities)

          040408106
(CUSIP Number)

          December 31, 2000
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 21 Pages

SCHEDULE 13G

CUSIP No.: 040408106	Page 2 of 21

1	NAME OF REPORTING PERSONS Helmut N. Friedlaender I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	65,000 42,000 65,000 42,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 107,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.17%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 3 of 21

1	NAME OF REPORTING PERSONS Eugen Friedlaender Foundation, Inc. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 13-6077311

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	20,000 0 20,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.78%

12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 4 of 21

1	NAME OF REPORTING PERSONS Gumpel-Lury Foundation I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 13-29125655

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	2,000 0 2,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.08%

12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 5 of 21

1

NAME OF REPORTING PERSONS

RONALD J. STEIN, HELMUT N. FRIEDLAENDER & EDITH F. BONDI TRUSTEES OF TRUSTS CREATED U/W/O
HEDWIG FRIEDLAENDER-F/B/O HELMUT N. FRIEDLAENDER

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

13-6216212

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	10,000 0 10,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.39%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 6 of 21

1

NAME OF REPORTING PERSONS

RONALD J. STEIN, HELMUT N. FRIEDLAENDER & EDITH F. BONDI TRUSTEES OF TRUSTS CREATED U/W/O
HEDWIG FRIEDLAENDER-F/B/O EDITH F. BONDI

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

13-6216164

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	10,000 0 10,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.39%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 7 of 21

1	NAME OF REPORTING PERSONS Helmut N. Friedlaender IRA Rollover Account I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	50,000 0 50,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.95%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 8 of 21

1	NAME OF REPORTING PERSONS Ronald J. Stein as Trustee U/A/D 12/11/47 for Jane Lury Friedlaender I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 13-6077309

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	5,000 0 5,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.19%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 9 of 21

1	NAME OF REPORTING PERSONS Ronald J. Stein as Trustee U/A/D 12/11/47 for Judith Gumpel Friedlaender I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 13-6077310

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	5,000 0 5,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.19%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 10 of 21

1	NAME OF REPORTING PERSONS Judith G. Friedlaender I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	15,000 0 15,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.58%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 11 of 21

1	NAME OF REPORTING PERSONS Judith G. Friedlaender Custodian for Catherine Ann Friedlaender I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	5,000 0 5,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.19%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 12 of 21

1	NAME OF REPORTING PERSONS Ronald J. Stein and Ardith Y. Bondi Trustees U/A/D 4/21/50 F/B/O Ardith Y. Bondi I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 13-6087988

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	15,000 0 15,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.58%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 13 of 21

1	NAME OF REPORTING PERSONS Ardith Y. Bondi I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	25,000 0 25,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.97%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 14 of 21

1	NAME OF REPORTING PERSONS Rebecca Osborn I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	11,000 0 11,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.43%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILING OUT!

SCHEDULE 13G

CUSIP No.: 040408106	Page 15 of 21

1	NAME OF REPORTING PERSONS Wolfgang J. Neumann IRA Account I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* [X] (a) [ ] (b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	2,000 0 2,000 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.08%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILING OUT!

Item 1(a). Name of Issuer:

           Arista Investors Corp.

Item 1(b). Address of Issuer's Principal Executive Offices:

116 John Street New York, New York 10038

Item 2(a). Name of Person Filing:

This statement is being filed by (a) Helmut N. Friedlaender, (b) the Eugen Friedlaender Foundation, Inc., (c) the Gumpel-Lury Foundation, (d) Ronald J. Stein, Helmut N. Friedlaender and Edith F. Bondi, trustees of trust created U/W/O Hedwig Friedlaender F/B/O Helmut N. Friedlaender, (e) Ronald J. Stein, Helmut N. Friedlaender and Edith F. Bondi, trustees of trust created U/W/O Hedwig Friedlaender F/B/O Edith F. Bondi,(f) Helmut N. Friedlaender IRA Rollover Account, (g) Ronald J. Stein as trustee U/A/D 12/11/47 for Jane Lury Friedlaender, (h) Ronald J. Stein as trustee U/A/D 12/11/47 for Judith Gumpel Friedlaender, (i) Judith G. Friedlaender, individually and as custodian for Catherine Ann Friedlaender, (j) Ronald J. Stein and Ardith Y. Bondi, trustees U/A/D 4/21/50 F/B/O Ardith Y. Bondi, (k) Ardith Y. Bondi, (l) Rebecca Osborn and (m) Wolfgang J. Neumann IRA account (collectively, the "reporting persons").

Item 2(b). Address of Principal Business Office or, if None, Residence:

Except for Ronald J. Stein, the business address of each of the reporting persons is: c/o Helmut N. Friedlaender, Suite 3421, 60 East 42nd Street, New York, NY 10165. The business address of Ronald J. Stein is 180 Maiden Lane, New York, NY 10038.

Item 2(c). Citizenship:

Each of the reporting persons who is an individual is a United States citizen.

Item 2(d). Title of Class of Securities:

Class A Common Stock, $0.01 par value.

Item 2(e). CUSIP Number:

040408106

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

(a)	[ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	[ ] An investment adviser in accordance with Rule 13d- 1(b)(1)(ii)(E);

(f)	[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 190,000 shares.

(b)	Percent of class: 7.39%.

(c)	Number of shares as to which the person has:

Helmut N. Friedlaender, directly and through an individual retirement account, has sole voting and dispositive power as to 65,000 shares. As co-trustee of trusts for the benefit of himself (10,000 shares) and Edith F. Bondi (10,000 shares) and as a Director and Officer of the Eugen Friedlaender Foundation, Inc. (20,000 shares) and an Officer of the Gumpel-Lury Foundation (2,000 shares), Mr. Friedlaender may be deemed to share voting and dispositive power with respect to an aggregate of 42,000 shares.

Ronald J. Stein, as trustee of trusts f/b/o Judith Gumpel Friedlaender (5,000 shares) and Jane Lury Friedlaender (5,000 shares), as co-trustee of trusts f/b/o Helmut N. Friedlaender (10,000 shares), Edith F. Bondi (10,000 shares) and Ardith Y. Bondi (15,000 shares) and as a Director of the Eugen Friedlaender Foundation, Inc. (20,000 shares) and the Gumpel-Lury Foundation (2,000 shares), may be deemed to have sole voting and dispositive power with respect to 10,000 shares and shared voting and dispositive power as to 57,000 shares.

The other Reporting Persons beneficially own shares of the issuer as follows:

Judith Friedlaender	15,000 shares

Judith Friedlaender as Custodian for Catherine Ann Friedlaender	5,000 shares

Ardith Y. Bondi	25,000 shares

Rebecca Osborn	11,000 shares

Wolfgang J. Neumann IRA Account	2,000 shares

Item 5. Ownership of Five Percent or Less of a Class:

          Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable.

Item 7.    Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable.

Item 8. Identification and Classification of Members of the Group.

          See Item 2(a).

Item 9. Notice of Dissolution of Group:

          Not Applicable.

Item 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I Certify that the information set forth in this statement is true, complete and correct.

HELMUT N. FRIEDLAENDER

By:  /S/ HELMUT N. FRIEDLAENDER
        Name: Helmut N. Friedlaender*
        Title:

EUGEN FRIEDLAENDER FOUNDATION, INC.

By:  /S/ HELMUT N. FRIEDLAENDER
        Name: Helmut N. Friedlaender*
        Title: Officer and Director

GUMPEL-LURY FOUNDATION

By:  /S/ HELMUT N. FRIEDLAENDER
        Name: Helmut N. Friedlaender*
        Title: Officer

RONALD J. STEIN, HELMUT N.
FRIEDLAENDER & EDITH F. BONDI
TRUSTEES OF TRUSTS CREATED U/W/O
HEDWIG FRIEDLAENDER - F/B/O HELMUT
N. FRIEDLAENDER F/B/O EDITH F. BONDI

By:  /S/ HELMUT N. FRIEDLAENDER
        Name: Helmut N. Friedlaender*
Title: Trustee

*By Helmut N. Friedlaender pursuant to Power of Attorney filed with Amendment No. 2 on February 14, 2000.

HELMUT N. FRIEDLAENDER IRA
ROLLOVER ACCOUNT

By:  /S/ HELMUT N. FRIEDLAENDER
        Name: Helmut N. Friedlaender*
        Title:

RONALD J. STEIN AS TRUSTEE U/A/D
12/11/47 FOR JANE LURY FRIEDLAENDER;
RONALD J. STEIN AS TRUSTEE U/A/D
12/11/47 FOR JUDITH GUMPEL
FRIEDLAENDER;
JUDITH G. FRIEDLAENDER;
JUDITH G. FRIEDLAENDER CUSTODIAN
FOR CATHERINE ANN FRIEDLAENDER;
RONALD J. STEIN AND ARDITH Y. BONDI
TRUSTEES U/A/D 4/21/50 F/B/O ARDITH Y.
BONDI; ARDITH Y. BONDI;
REBECCA OSBORN; and
WOLFGANG J. NEUMANN IRA ACCOUNT

By:  /S/ HELMUT N. FRIEDLAENDER
        Name: Helmut N. Friedlaender*
Title: As Attorney-in-Fact

*By Helmut N. Friedlaender pursuant to Power of Attorney filed with Amendment No. 2 on February 14, 2000.